Exhibit 10.9

SUPPORT SERVICES AND EQUITY AWARD AGREEMENT

This Support Services and Equity Award Agreement (this “Agreement”) effective as of January 19, 2026 (the “Effective Date”), by and between Clear Street Group Inc., a Delaware corporation (the “Company”), and Clear Street Global Corp., a United States Virgin Islands corporation (“CSGC”). The Company and CSGC are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Company desires to receive certain operational, managerial, strategic consulting and other support services from CSGC and certain affiliates (together, the “CSGC Group”) in connection with the Company’s business, including in anticipation of and following the Company’s initial public offering (the “IPO”) of its Common Stock.

B. CSGC has provided significant support to the Company prior to the Effective Date and is willing to continue to provide such services on the terms and conditions set forth in this Agreement.

C. In consideration for such services, and in order to align CSGC’s incentives with the long-term value creation of the Company, the Parties desire that the Company grant to CSGC equity awards consisting of Options, with vesting metrics intending to continue to incentivize CSGC to contribute toward the appreciation in the value of the Shares after the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below.

1.1.

“Administrator” means the Compensation Committee of the Board (provided that any member of the Compensation Committee who is not a Disinterested Director shall not be permitted to deliberate or otherwise participate in decisions with respect to this Agreement), or such other committee composed solely of Disinterested Directors delegated authority by the Board to administer this Agreement.

1.2.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” has the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.3.

“Applicable Law” means any U.S. or non-U.S. law, statute, code, regulation, ruling, order, decree, judgment, injunction or other requirement of any governmental or regulatory body or self-regulatory organization applicable to the relevant Person.

1.4.	“Award” means the Options set forth in this Agreement.

1.5.	“Board” means the Company’s board of directors.

1.6.	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

1.7.

“Cause” means the occurrence of any one of the following events: (a) CSGC, in carrying out the Services hereunder, acts or fails to act in a manner that is determined, in the sole discretion of the Disinterested Directors, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to CSGC, to be gross negligence, willful misconduct or fraud resulting, in any such case, in material harm to the Company unless such act, or failure to act, was reasonably believed by CSGC, in good faith, to be in the best interests of the Company and (b) the continuous, willful failure by CSGC to follow the reasonable directives of the Board.

1.8.	“Change of Control Transaction” means any of the following events, in one or a series of related transactions:

1.8.1.	any sale of 50% or more of the Common Stock and the Class B Common Stock (excluding any common stock that does not entitle its holder to share in dividends or proceeds of a liquidation);

1.8.2.

any merger, consolidation, share exchange, business combination, liquidation, dissolution or other similar transaction involving (a) the Company or (b) any of its subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of the Company or to which 50% or more of the total revenue or operating income of the Company are attributable; and

1.8.3.

any sale, exchange, transfer or other disposition of assets or businesses that constitute or represent 50% or more of the total revenue, operating income or assets of the Company and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, (a) no Change of Control Transaction shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (b) no Change of Control Transaction shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. Notwithstanding the foregoing or any provision of herein to the contrary, if any Award granted under this Agreement constitutes “deferred compensation” (as defined in Section 409A of the Code), and if the event that constitutes such Change of Control Transaction does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change of Control Transaction but instead shall vest as of such Change of Control Transaction and shall be distributed on the scheduled payment date specified in such Award, except to the extent that earlier distribution would not result in any Person incurring interest or additional tax under Section 409A of the Code.

1.9.	“Class B Common Stock” means the Company’s Class B common stock, par value $0.00001 per share.

1.10.

“Closing Price” means, with respect to any trading day, the closing price per Share as of the close of trading, as reported by the Primary Exchange (or other reliable source selected by the Administrator if the Primary Exchange is not reporting a closing price for such trading day).

1.11.	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.12.	“Common Stock” means the Company’s Class A common stock, par value $0.00001 per share.

1.13.	“Company Group” means, collectively, the Company and its direct and indirect subsidiaries.

1.14.

“Disinterested Director” means a member of the Board who (a) is not an employee, director or equityholder (other than through passive investment) of CSGC or its Affiliates and (b) otherwise qualifies as “independent” under applicable stock exchange rules, in each case as determined in good faith by the Board or its Nominating & Governance Committee (or such other committee as may be responsible for determining the qualifications and independence of directors from time to time).

1.15.	“Eligible Services” means that CSGC is actively providing Services (or has provided Services through a date within the last ninety (90) calendar days).

1.16.

“Exercise Price” means, for each Option granted under this Agreement, the offering price per Share on the Grant Date. For the avoidance of doubt, the Exercise Price per Share underlying an Option shall be no less than the Fair Market Value on the date of such Option’s grant.

1.17.

“Fair Market Value” of a Share on a given date means (a) if the Shares are listed on a national securities exchange, the Closing Price on such date (or, if such date is not a trading day, on the last trading day immediately preceding such date) or (b) if the Shares are not so listed, the fair market value as reasonably determined in good faith by the Administrator. With respect to the Exercise Price, the Fair Market Value of the Shares will be equal to the IPO Price.

1.18.	“Grant Date” means the date of the pricing of the IPO.

1.19.	“IPO Price” means the price per Share as of the date of pricing of the IPO.

1.20.	“Milestone Metrics Table” means the table set forth on Schedule 1 attached hereto which specifies, for each Tranche, the number of Shares subject thereto and the corresponding Share Price Milestones.

1.21.	“Option” means an option representing the right to purchase Shares from the Company.

1.22.

“Performance Period” means the period commencing on the date of this Agreement and ending on the tenth (10th) anniversary hereof, or such shorter period as may apply upon a Change of Control Transaction pursuant to Section 4.

1.23.	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

1.24.	“Primary Exchange” means the primary stock exchange or national market system on which the Common Stock trades (or on which it last traded if the Common Stock is no longer listed).

1.25.	“Service Condition” has the meaning given in Section 3.2.

1.26.	“Services” has the meaning given in Section 2.1.

1.27.	“Share” means one share of Common Stock.

1.28.	“Share Price Milestone” means, on a particular day (each, a “Determination Date”), the “Ninety-day Share Price” determined in accordance with the following:

1.28.1.	A trading day refers to a day on which the Primary Exchange is open for trading.

1.28.2.	The “Ninety-day Share Price” is equal to the volume weighted average Closing Price for the ninety (90)-trading days immediately prior to and including the Determination Date.

1.29.	“Tranche” means a subset of the Award consisting of a specified number of Shares and associated Share Price Milestones as set forth in the Milestone Metrics Table.

1.30.	“Vested Options” has the meaning given in Section 3.4.1.

Other capitalized terms are defined elsewhere in this Agreement.

2.	APPOINTMENT; SUPPORT AND SERVICES

2.1.

Appointment; Services. Subject to the terms and conditions of this Agreement, the Company hereby engages CSGC, and CSGC hereby agrees, to provide to the Company such operational, managerial, strategic, financial, technology, risk, compliance and other advisory and support services as are reasonably requested by the Company from time to time and agreed by CSGC (the “Services”).

2.2.	Authority; Oversight.

2.2.1.

In performing the Services, CSGC shall act solely in an advisory or delegated-authority capacity on behalf of the Company Group and shall comply with the Company’s written policies and procedures of general applicability.

2.2.2.

The activities of CSGC under this Agreement shall be under the oversight of the Disinterested Directors, or such committee or individual as the Disinterested Directors may determine. CSGC shall provide periodic written reports, at least annually and more frequently at the Company’s reasonable request, summarizing material activities undertaken in connection with the Services.

2.3.	Standard of Performance. CSGC shall perform the Services in good faith and with a level of care, skill and diligence no less than that applied to comparable matters for itself.

2.4.

No Exclusivity. The Company acknowledges that the CSGC Group is engaged in a broad range of investing and advisory activities and that nothing in this Agreement limits CSGC’s ability to engage in any other businesses or activities, including businesses that may be competitive with the Company.

3.	EQUITY AWARDS

3.1.

Grant of Options. In consideration of the Services provided hereunder, and subject to the terms and conditions of this Agreement and Applicable Law, as of the Grant Date, the Company hereby grants to CSGC the Award, which consists of Options which initially shall be unvested. Each Option shall be subject to (i) the Service Condition (as set forth in Section 3.2) and (ii) the Share Price Milestones (as set forth in Section 3.3). Both the Service Condition and the Share Price Milestone must be satisfied in order for the applicable Option to vest in accordance with Section 3.4. Each Tranche is numbered from one through five and represents a portion of this Award covering the number of Shares specified next to the applicable Tranche number in the Milestone Metrics Table.

3.2.	Service Condition. Each Option shall vest with respect to service as follows (the “Service Condition”):

3.2.1.

If the applicable Share Price Milestone is satisfied on or prior to the five (5) year anniversary of the Grant Date, the Options will service vest ratably on a monthly basis from the date of Certification (as defined below) through the five (5) year anniversary of the Grant Date, subject to CSGC continuing to provide Eligible Services through each applicable monthly anniversary; and

3.2.2.

If the applicable Share Price Milestone is satisfied following the five (5) year anniversary of the Grant Date, subject to CSGC continuing to provide Eligible Services through the applicable date of Certification for such Tranche, the Options will service vest on the date of Certification.

3.2.3.

Except as set forth in Section 6.2.3, in the event of a termination of the Eligible Services for any reason prior to the completion of the Service Condition or a termination of this Agreement, all unvested Options shall be forfeited for no consideration regardless of the satisfaction of the Share Price Milestones.

3.3.

Share Price Milestones. The Share Price Milestone set forth in the Milestone Metrics Table for a particular Tranche is met if the Ninety-day Share Price is equal to or exceeds such applicable Share Price Milestone on the applicable Determination Date.

3.4.	Vesting of Options.

3.4.1.

Each Tranche of Options shall vest and become exercisable and become “Vested Options” as of the date the Administrator determines that the applicable Share Price Milestone has been satisfied through the Certification (as defined below) process described below, so long as CSGC continues to provide Eligible Services through the date of Certification as determined by the Administrator and satisfaction of the Service Condition.

3.4.2.

The Options underlying a Tranche shall become Vested Options only upon the Administrator’s determination, approval and written certification (a “Certification”) that the Share Price Milestone applicable to such Tranche has been satisfied during the Performance Period and the satisfaction of the Service Condition. The Administrator shall, periodically, including upon the written request of CSGC, assess whether the requisite Share Price Milestones have been satisfied.

3.4.3.

Upon the satisfaction of the Service Condition and the Share Price Milestone and subsequent Certification, the Vested Options shall become exercisable following the date of the Certification. For the avoidance of doubt, if the Share Price Milestone has not been achieved on or prior to the end of the Performance Period, such unvested Options shall be forfeited for no consideration.

3.5.

Adjustments. In the event that the Administrator determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Administrator shall, subject to applicable law and Section 409A of the Code, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash) (i) the number and type of Shares (or other securities) which thereafter may be made the subject this Award, (ii) the Exercise Price or (iii) the Share Price Milestones.

4.	CHANGE OF CONTROL TRANSACTION

4.1.

In the event of a Change of Control Transaction, (i) the Share Price Milestone shall be determined based on the per Share price (plus the per Share value of any other consideration) received by the Company’s shareholders in the Change of Control Transaction and (ii) the Service Condition shall be deemed satisfied if CSGC continues to provide Eligible Services through the effective time of the Change of Control Transaction.

4.2.

For the purposes of Certification, the Administrator shall assess in accordance with Section 4.1 the extent to which the Share Price Milestones have been satisfied as a result of the Change of Control Transaction. To the extent that the Shares allocated to a Tranche have not become vested in connection with the effective time of the Change of Control Transaction and otherwise do not satisfy the applicable Share Price Milestones as a result of the Change of Control Transaction, such Tranche shall be forfeited automatically as of the effective time of the Change of Control Transaction.

5.	TAXES; EXERCISE PRICE

5.1.

Tax Withholding and Reporting. CSGC shall be responsible for its own tax liabilities arising out of or relating to the Award and the Services. The Company may deduct or withhold from any Shares or amounts otherwise deliverable or payable to CSGC such amounts as the Company determines it is required to withheld under Applicable Law in respect of any taxes, and the Company shall file such tax returns or information returns with respect to such Shares or amounts as the Company determines is required under Applicable Law. The Parties shall reasonably cooperate to provide information and documentation as may be reasonably necessary for tax reporting and compliance purposes. In furtherance of the foregoing, (a) CSGC shall provide to the Company, promptly after the effective date of this Agreement and at such other times as the Company may reasonably request, an IRS Form W-8BEN-E and (b) such information and documentation as the Company may reasonably request from time to time with respect to the performance by CSGC, including its Affiliates and employees, of the Services, including information and documentation relating to the location(s) where the Services are performed.

5.2.

Exercise Price. With respect to any Options that vest in connection with this Agreement, CSGC shall be responsible for the payment of the Exercise Price, and the Company shall not be responsible for such amounts related to the exercise of the Options. Upon exercise, CSGC shall pay to the Company in cash the amount of such Exercise Price underlying the Shares underlying the exercised Option. Such exercise shall be conducted in such manner as determined by the Administrator in its sole discretion. Notwithstanding the foregoing, the Administrator may, in its sole discretion, provide that the Vested Options may be exercised through a “net exercise” arrangement by which the Company shall reduce the number of Shares issued upon exercise of the Vested Options by the largest whole number of Shares with a market price that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from CSGC to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued; provided, further, that Shares will no longer be outstanding under the Vested Option and will not be exercisable thereafter to the extent that (i) the Shares are used to pay the Exercise Price pursuant to the “net exercise” and (ii) Shares are delivered to CSGC as a result of such exercise.

6.	TERM; TERMINATION

6.1.

Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall continue in effect until the earlier of (a) the end of the Performance Period and (b) such date as all Options subject to the Award have become Vested Options or have been forfeited; provided that any Vested Options shall remain exercisable for a period of ninety (90) calendar days following a termination of service for any reason as set forth in Section 6.2.

6.2.	Termination by the Company.

6.2.1.

If CSGC ceases Eligible Services for any reason except as set forth in Section 6.2.3 below, then any portion of this Award that has not vested by the date of such cessation of Eligible Services shall be forfeited automatically as of such date and shall not become vested. Any Vested Option granted hereunder must be exercised within ninety (90) calendar days following the date of such cessation of Eligible Services.

6.2.2.

The Company may terminate this Agreement (and the engagement of CSGC) at any time if Cause exists. If the Company terminates this Agreement and/or the Services for Cause (following any applicable cure period, if applicable), all unvested Options shall be automatically forfeited effective as of the date of termination of this Agreement and shall not become vested, and any Vested Options must be exercised within ninety (90) calendar days following the date of such termination of this Agreement.

6.2.3.

If the Company terminates this Agreement and/or the Services without Cause (and not in connection with a Change of Control Transaction) prior to such Options becoming Vested Options, then (i) the Service Condition shall be deemed satisfied as of the date of such termination of Services and (ii) such unvested portion of the Award shall remain outstanding and eligible to vest subject to the terms herein as if Eligible Services had continued through the last day of the Performance Period. Each Vested Option must be exercised within ninety (90) calendar days following the date of such termination of this Agreement (or, if such Option becomes a Vested Option following the termination of this Agreement, within ninety (90) calendar days following Certification). For the avoidance of doubt, if the applicable Share Price Milestones are not satisfied on or prior to the last day of the Performance Period, all such unvested Options shall be forfeited for no consideration.

6.3.

Termination by CSGC. CSGC may terminate this Agreement at any time upon ninety (90) calendar days’ prior written notice to the Company. All unvested Options shall be forfeited automatically as of the effective time of such termination and shall not become vested.

6.4.

Effect of Termination. Upon termination of this Agreement for any reason, CSGC shall cooperate reasonably with the Company to transition the Services in an orderly manner. CSGC shall have no further rights to the Award under this Agreement other than as specifically set forth herein.

7.	CONFIDENTIALITY; INFORMATION SHARING

7.1.

Confidentiality. CSGC and its Affiliates shall hold in confidence, and not disclose or use (except as necessary to perform the Services or as otherwise permitted herein), any non-public information regarding the Company Group, subject to customary exceptions for information that (a) is or becomes public other than as a result of a breach by CSGC, (b) is received from a third party not in breach of a confidentiality obligation or (c) is independently developed without reference to confidential information of the Company Group.

7.2.

Compelled Disclosure. If CSGC is required by Applicable Law or legal process to disclose any confidential information, it shall (to the extent legally permitted) provide the Company with prompt notice of such requirement and reasonably cooperate with the Company, at the Company’s expense, in seeking a protective order or other remedy.

8.	INDEMNIFICATION; LIMITATION OF LIABILITY

8.1.

Indemnification of CSGC. To the fullest extent permitted by Applicable Law, the Company shall indemnify and hold harmless CSGC, its Affiliates and their respective directors, officers, partners, members, employees and agents (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to this Agreement, the Services or the Award, except to the extent resulting from the gross negligence, willful misconduct or fraud of such Indemnified Party as finally determined by a court of competent jurisdiction. For the avoidance of doubt, the Company shall not be obligated to indemnify or otherwise gross up any Indemnified Party for any tax liabilities arising out of or relating to the Award or the Services, including as a result of any tax withholding or reporting performed by the Company pursuant to Section 5.1.

8.2.

Advancement. The Company shall advance reasonable costs and expenses (including reasonable attorneys’ fees) incurred by any Indemnified Party in connection with any claim subject to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party to repay such amounts if it is ultimately determined that such Indemnified Party was not entitled to indemnification.

8.3.

Limitation of Liability. To the fullest extent permitted by Applicable Law, no event shall CSGC or any other Indemnified Party be liable to the Company Group for any special, indirect, consequential or punitive damages (including lost profits), whether in contract, tort or otherwise, arising out of or relating to this Agreement, the Services or the Award, except to the extent resulting from the gross negligence, willful misconduct or fraud of such Indemnified Party as finally determined by a court of competent jurisdiction. In no event shall the aggregate liability of CSGC and the other Indemnified Parties to the Company Group arising out of or relating to this Agreement exceed the aggregate Fair Market Value (at the time of grant) of the Award plus any cash fees actually paid to CSGC hereunder.

9.	MISCELLANEOUS

9.1.

Further Assurances. Each Party shall execute and deliver such additional documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

9.2.

Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing, using the communications methods set out below, and addressed to the other party at its address set out below (or to any other address that the receiving party may designate from time to time in accordance with this section).

Notices by personal delivery, nationally recognized same day or overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is deemed to have been validly and effectively given: (a) if sent by personal delivery or by courier (all fees prepaid) on the date of receipt, (b) if sent by email, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “read receipt” function, as available, return email or other form of written acknowledgment) or (c) if sent by certified or registered mail, return receipt requested, postage prepaid on the third day after the date mailed.

If to the Company:	Clear Street Group Inc. 4 World Trade Center 150 Greenwich St Floor 45 New York, NY 10007 Email: Attention:

with a copy to:	Davis Polk & Wardwell LLP Email: Attention:

If to CSGC:	Clear Street Global Corp. 5150 Norre Gade, Charlotte Amalie St Thomas 00802 Email: Attention:

9.3.

Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.4.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.5.

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.6.

Entire Agreement. This Agreement and all related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

9.7.

Amendment and Modification; Dissolution. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. In the event of the dissolution or liquidation of the Company, this Agreement and the Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

9.8.

Repricing. The Administrator may, without the approval of the Company’s stockholders: (1) amend any outstanding Option to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, or (2) take any other action under this Agreement that constitutes a “repricing” within the meaning of the rules of the applicable exchange on which the Company is listed.

9.9.

No Trust or Separate Account. Nothing in this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and CGSC or its Affiliates except as set forth herein. To the extent that any person acquires a right to receive payments from the Company pursuant to an Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

9.10.

Conformity with Securities Laws. This Agreement is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, as well as any similar laws, regulations and rules outside of the United States, to the extent the Company, any of its Affiliates or CSGC and its Affiliates is subject to the provisions thereof. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the Award shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement and the Award shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

9.11.

Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.12.

Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

9.13.

Equitable Remedies. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.14.

Assignment. Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

9.15.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

9.16.

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.17.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

9.18.

Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of Manhattan and County of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified mail in accordance with Section 9.2 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.19.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENTOR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.20.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.21.

Force Majeure. No party shall be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God, (b) flood, fire, earthquake or explosion, (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest, (d) government order or law, (e) action by any governmental authority, (f) national or regional emergency, (g) telecommunication breakdowns, power outages or shortages and (h) other similar events beyond the reasonable control of the affected party (each of (a)-(h), a “Force Majeure Event”). The party suffering a Force Majeure Event shall give notice of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

9.22.

Business Days. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

CLEAR STREET GROUP INC.

By:	/s/ Ed Tilly
Name: Ed Tilly
Title: President

CLEAR STREET GLOBAL CORP.

By:	/s/ Uriel Cohen
Name: Uriel Cohen
Title: President

Schedule 1

Tranche #	Number of Shares Subject to Tranche	Share Price Milestones	Type of Award	Exercise Price
1	8,341,397	135% of IPO Price	Options	IPO Price
2	8,341,397	135% of price set forth in Tranche 1	Options	IPO Price
3	8,341,397	135% of price set forth in Tranche 2	Options	IPO Price
4	4,170,698	140% of price set forth in Tranche 3	Options	IPO Price
5	4,170,698	140% of price set forth in Tranche 4	Options	IPO Price
Total	33,365,587